Exhibit 99.4

Moderna’s Voluntary Stock Option Exchange Program
(Subject to Shareholder Approval at the November 12, 2025, Special Meeting)

Why is Moderna proposing an option exchange program?

With the support of our Executive Committee and Board of Directors, Moderna is proposing a one-time stock option exchange program — a rare and unique opportunity we are proud to offer employees.

Many stock options granted in recent years are now “underwater,” with grant prices higher than Moderna’s current stock price. These options no longer provide the value we intended when we granted them.

If approved, this exchange program will allow employees to trade in eligible old options for new ones priced at the market value on the new grant date, restoring their potential to grow as Moderna grows.

Below you will find key dates, on-demand resources, and personalized support designed to help you navigate this exciting opportunity. This site will be updated over the upcoming weeks and months with timely information.

Key Dates (subject to shareholder approval on November 12, 2025)

•	November 12, 2025 – Shareholder vote at the Special Meeting

•	November 13, 2025, 9:00 AM EST – Exchange window opens

o	Exchange site goes live on this day

o	Personalized pre-exchange statements also available on the exchange site

•	December 12, 2025, 3:59 PM EST – Exchange window closes*

•	December 12, 2025 – New grant date and grant price (based on closing stock price)*

•	January 20, 2026 – Exchanged options visible in Fidelity NetBenefits account for review & acceptance

o	Personalized post-exchange statements available in Netbenefits

•	March 12, 2026 – Deadline to accept exchanged awards in Netbenefits (i.e., 90 days from anticipated grant date)

On-Demand Resources

•	Program-at-a-Glance: Review key features of the program, including eligibility, exchange ratios and vesting requirements

•	Stock Options 101 Video: Refresh your understanding of how stock options work

•	Resources Coming Soon! (Week of October 20)

o	Brochure: Detailed guide to help you understand the mechanics of the program

o	Interactive GPT: Get real-time answers to your questions about the program

o	Modeling tool: Explore personalized scenarios based on various assumptions in an excel-based tool

o	Tax Considerations: Review general tax considerations by location

◾	This is not tax advice. We encourage you to consult with a financial/tax advisor to discuss your personal situation.

o	FAQs: Answers to common questions about the program

Live and Personalized Support

•	Information Sessions (October) – Live sessions hosted by the Moderna Equity Team to learn how the program works and get your questions answered live (Details Coming on October 10)

•
Ask Fidelity sessions (November & December) – Live, interactive sessions hosted by Fidelity to walk you through the mechanics of the program, review illustrative examples and provide details on how to make your selection(s) on the exchange site

o	Click here for the registration links

•	One-on-one support (At Your Convenience) – Direct contact details for Fidelity advisors who can provide personalized guidance

o	If you are located in the U.S., call 1-800-544-9354 to speak with a Fidelity Stock Plan Services associate.

o	If you are located outside of the U.S., go to Fidelity.com/GlobalCall to find the best phone number to call for more information.

o	Representatives are available Monday through Friday 8:00 a.m. to 8:00 p.m., in your local time zone, excluding all holidays observed by the New York Stock Exchange.

Documents Filed with the SEC (Publicly Available Documents)

Because we’re a public company, an option exchange program requires certain SEC filings: a proxy statement (to seek shareholder approval) and, if approved at the Special Meeting (scheduled for November 12, 2025), a Tender Offer – the official, governing document for eligible employees. The Tender Offer sets forth the terms and timing for the exchange, explains how to participate, and serves as the definitive record for the exchange.

•	Preliminary Proxy Statement (Filed on October 3)

•	Definitive Proxy Statement – Coming Soon!

•	Tender Offer – Coming Soon!

Note:  The preliminary proxy is a draft we file with the SEC for their review. The definitive proxy is the final version sent to shareholders for the vote. We don’t expect changes unless the SEC provides feedback that we need to incorporate in the final/ definitive filing.

* This communication is not an offer to exchange any options. The option exchange has not yet commenced, and there can be no assurance that it will be implemented even if it is approved by Moderna shareholders. Moderna will file a Tender Offer Statement on Schedule TO with the SEC if and when the option exchange commences. If Moderna commences the option exchange, we will provide employees who are eligible to participate in the exchange program with written materials explaining the precise terms and timing of the program. The new option grant date and end of the tender offer period is subject to change. You should read these materials carefully when they become available, because they will contain important information about the option exchange. You will also be able to obtain the tender offer statement and other documents filed by Moderna with the SEC free of charge from the SEC’s website at www.sec.gov.